Filed Pursuant to Rule 433
Registration No: 333-134553

PRELIMINARY TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s: A1
S&P: A+
Fitch: AA-
Principal Amount:	$ TBD
Coupon:	6.85%
Yield:	6.85%
Issue Price:	100% of principal amount
Stated Maturity Date:	August 16, 2032, subject to the Call Date.
Call Date:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each February 16th or August 16th commencing on or after August 16, 2012. Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Interest Payment Dates:	Semi-annually on each August 16 and February 16, commencing on February 19, 2008
Survivor’s Option:	Yes
Trade Date:	August 9, 2007
Settlement Date:	August 14, 2007
CUSIP:	52519FEP2
Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Charles Schwab & Co., Inc.
Citi
Edward D. Jones & Co., L.P.
Fidelity Capital Markets

PRELIMINARY TERMS AND CONDITIONS

Morgan Stanley
Raymond James
RBC Capital Markets
UBS Investment Bank
Siebert Capital Markets
Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.